Exhibit 99.1
ASHFORD HOSPITALITY TRUST
Moderator: Monty Bennett
01-19-07/8:00 am CT
Confirmation #2213427

ASHFORD HOSPITALITY TRUST
CONFERENCE CALL
QUESTION AND ANSWER SECTION
January 19, 2007
8:00 am CT

Operator:	Thank you. If you’d like to ask a question, please press star 1 on your touch-tone telephone at this time. If you’re using a speakerphone, we do ask that you make sure your mute function is turned off to allow your signal to reach our equipment.

Once again ladies and gentlemen, please press star 1 at this time if you have a question. And we’ll pause for just a brief moment to allow everyone the opportunity to signal.

Participant 1:	Hey Doug, I’m sorry if I missed the detail on this. Can you just talk again about what your thoughts are about raising additional equity to get the balance sheet back in order and what kind of order of magnitude that would be?

Monty Bennett:	This is Monty. Let me address that question. Doug was not speaking to any specific level of equity raise.

ASHFORD HOSPITALITY TRUST
Moderator: Monty Bennett
01-19-07/8:00 am CT
Confirmation #2213427

In order to de-leverage, we’re going to employ a few strategies. First is asset sales. Second is possible joint ventures. We also have an ability to grow out of some of this as our cash flow grows over time.

And also capital market transactions whether it be common, preferred, converts or other options. We just don’t know. It just depends on what the conditions are in the marketplace and whether there’s an attractive opportunity for us or not. So we’re not targeting anything specific.

Participant 1:	As you look at those, all of those options to de-lever, what happens to the level of accretion?

Monty Bennett:	As you de-lever then the level of accretion drops generally because equity’s more expensive than debt. So it’ll drop. Now we examine this on a leverage neutral basis in a theoretical sense. And it’s still accretive, slightly accretive, but still accretive on a leveraged neutral basis.

And since currently our leverage levels, our performance would be higher if indeed we closed the transaction with this financing as it’s presented today, it’s substantially accretive.

Participant 1:	Okay, and one more follow-up and then I’ll stop. As you look at that leverage neutral strategy, what kind of growth do you see coming out of that?

Monty Bennett:	What do you mean?

Participant 1:	I guess I’m trying to understand, does that level of accretion grow because of internal growth from this portfolio? And to what - how much do you think that is? What kind of growth rate on these assets?

ASHFORD HOSPITALITY TRUST
Moderator: Monty Bennett
01-19-07/8:00 am CT
Confirmation #2213427

Monty Bennett:	We’re not going to throw that out in the marketplace about what we think the growth rates will be. But I think something that is important for you to look at in the marketplace is at that point, the level of accretion going forward is going to depend upon the growth rate of these new assets versus the growth rate of our existing portfolio. And they’re about equal in size or the new one’s a little bit bigger.

So I think that’s for the marketplace and you guys to determine which set of assets are going to have higher growth rates at that point in time.

Participant 1:	Okay, thank you.

Monty Bennett:	Thank you.

Participant 2:	Thank you. Good morning Doug and Monty. I had a question regarding, it appears as you compare the EBITDA yield and the cap rate there’s about $34 million of CAPEX. Can you just confirm that that’s the full difference between the EBITDA yield and the cap rate?

David Kimichik:	This is Kimo. Yes, that is the difference. That’s the only difference.

Participant 2:	Okay. And then what would that imply or what is the percentage of revenues that the CAPEX represents over the next 12 months?

David Kimichik:	The agreements in place for the hotels range from 4% to 5% annual reserves of gross revenue. The run rate right now is 4.6% of gross revenues.

Monty Bennett:	But we’ve got some owner funded CAPEX over the next 12 months that will be above that.

ASHFORD HOSPITALITY TRUST
Moderator: Monty Bennett
01-19-07/8:00 am CT
Confirmation #2213427

David Kimichik:	Yes, we announced in our release that year one on top of the reserve, we’re going to put in about $55 million of owner funded CAPEX.

Participant 2:	Right, okay. And so that would be separate than your - than that difference between EBITDA and the NOI?

David Kimichik:	That’s correct.

Participant 2:	Okay great. And then in terms of margin or where this is accretive, is this accretive? It clearly is on - below the EBITDA or the NOI line. Is it accretive at the margin as well?

Monty Bennett:	I don’t understand your question.

Participant 2:	Actually I may not have asked it right. Are these properties that you’re purchasing operating at higher EBITDA margins than your existing portfolio?

Monty Bennett:	The EBITDA margin for the portfolio on the current run rate basis is right around what our existing portfolio is doing.

Participant 2:	Okay, great. That’s very helpful. One other question. On the dividends, remind me again when your last dividend increase was.

Monty Bennett:	We announced in December that our policy for this year going forward or our guidance would be to declare an increase in our dividend from 20 cents per fully diluted share per quarter to 21 cents per fully diluted share per quarter starting at the end of the first quarter.

Participant 2:	Okay, and have you decided if this will be something you’ll review annually or quarterly?

ASHFORD HOSPITALITY TRUST
Moderator: Monty Bennett
01-19-07/8:00 am CT
Confirmation #2213427

Monty Bennett:	The dividend?

Participant 2:	Yes.

Monty Bennett:	The dividend is something that right now we plan to review annually. So we won’t take it up again until December of next year.

I do want to note that this transaction, even structured as it is now, without any de-leveraging strategies, we are covered on our dividend anywhere between 7% above that dividend based upon as we assemble the pieces, our worse case scenario to something closer to 20% above that in a - not a really very aggressive scenario.

So we’re comfortable in our dividend coverage going forward for the short term as we execute our de-leveraging strategies.

Participant 2:	Okay, and just one final question. On the asset sales, I know you’re not going to tell me anything specific now. But should we expect to see one or more properties go immediately on the market upon closing?

Monty Bennett:	I think that’s a possibility. That’s definitely a possibility. We’re going to just be out in the marketplace looking at all these de-leveraging strategies. And we’re going to be vigorously pursuing them.

And we are going to be executing those strategies that we think are the overall most economical. So that’s certainly a possibility.

ASHFORD HOSPITALITY TRUST
Moderator: Monty Bennett
01-19-07/8:00 am CT
Confirmation #2213427

Doug Kessler:	This is Doug. In addition as we disclosed on our last earnings call that we were in the market selling some assets in our existing portfolio. And we hope to make some announcements with respect to that shortly.

Participant 2:	Okay great. Thanks guys.

Participant 3:	Good morning guys. Just, I guess, to back up a little bit, I was just curious what your view is on I guess, the cycle and the outlook for I guess interest rates just because I think some people are going to question the decision to leverage up, acquire such a substantial portfolio at this point in the cycle.

And it seems that conventional wisdom is that when we look forward a few years, interest rates are going to trend higher. I’m just kind of interested in hearing where you think we are at in the hotel cycle?

Monty Bennett:	Sure. Regarding the hotel cycle, we’ve believe we’ve got four solid years left of good growth in fundamentals. And that means that we think it’s still a good opportunity to buy hotels for another year, year and a half or so, so that when we buy them, we can continue to enjoy the appreciation for a few years.

So we think the fundamentals in the hotel industry will be strong for the next four years.

Regarding interest rates, I think it’s always a hard call. Here just in the last month or so they’ve moved around based upon some fourth quarter data. And they’re going to move around again. So whether long term trends are up or down, I just think this is always a tough call now.

The advantage is, we believe, that in this industry, increases in the interest rates are usually correlated with assumptions about increases in inflation. And

ASHFORD HOSPITALITY TRUST
Moderator: Monty Bennett
01-19-07/8:00 am CT
Confirmation #2213427

we’ve got a product type here, a real estate product type that is very tied in to the inflation rate. And our topline numbers will move with inflation because of our ability to set prices on a day to day basis.

So in many regards, it’s an inflation/interest rate hedge type product. So we’re comfortable with the strategy going forward.

Participant 3:	And I know you mentioned in your press release there’s about $55 million of additional CAPEX I guess in the first year. Can you give us a sense maybe what you might see longer term for this portfolio say over the next three or five years and how much might be required versus value added?

David Kimichik:	This is Kimo. Most of the CAPEX is going to be value-added. These hotels are relatively new. And the capital will be the typical refreshes that go with owning hotel product.

We see probably a similar year two as we’ve described for year one in the portfolio. And then most of the hotels should be in pretty good shape from a cycle standpoint. And then we would ratchet down to probably a normal maintenance CAPEX level.

Participant 3:	Okay. And Monty, I apologize if this has sort of been asked and answered different ways. But I guess what - do you have an estimate of anything - I guess any color you can give us on asset sales in terms of maybe projected dollar volumes or room counts or you know even called the Rev Par for the portfolio hotels you’re targeting for sale?

Monty Bennett:	Well it’s just tough for us to do because we don’t know. We are going to be out there marketing a number of assets and it depends upon the comparable

ASHFORD HOSPITALITY TRUST
Moderator: Monty Bennett
01-19-07/8:00 am CT
Confirmation #2213427

advantage of doing that versus JV discussions that we’ll be having ongoing versus capital market transactions. So it’s hard for us.

I’d just like to say that I see in general that it’d be hard for me to think that a few $100 million doesn’t get sold out here in the not to distant future, but again I place some caution around that because it really, really just depends.

As far as Rev Par goes, which I think is very important just generally for the portfolio, this portfolio’s Rev Par is about $17 higher than our existing portfolio’s Rev Par, which is about a 14% increase. So we think that really makes a big difference. I’m sorry it’s the ADR (average daily rate) at $17.

Participant 3:	Okay. And I just have two more questions actually. Just because you mentioned on the JV’s are you down the road in setting up joint ventures and I’m curious. I mean are you thinking you’d end up setting up JV’s with I guess folks in the hotel industry or are they more institutional capital partners?

Monty Bennett:	Our ability to reach out too much at this point has been curtailed by the seller’s process in limiting what prospective bidders can and cannot do. However, we have been able to reach out to a few parties and I’d say that the potential investors for this are mainly institutional type investors.

As you know, there is a ton of capital out there and it is all looking for a home and these are high quality assets. And even the assets in our existing portfolio we’re talking about joint venturing and talking about our existing assets has allowed us to get a jump on potential JV discussions.

So we just think that there is an opportunity in the market place when we sit back and look at what’s going on in the market and how to take advantage of

ASHFORD HOSPITALITY TRUST
Moderator: Monty Bennett
01-19-07/8:00 am CT
Confirmation #2213427

it. How you take advantage of the relatively lower cost of capital that’s available because of the quantity of capital is what we are doing.

And you do that by setting up joint ventures and the like. So that’s our strategy. We’ve already got some efforts under way and we’ll definitely use that as a possible tool in our de-leveraging strategy.

Let me just touch on the de-leveraging strategy for a minute. There is a number of ways that we could figure our financing by the time we close, and we’ve got some optionality. We also might have some asset sales by then, etc.

So we’ve modeled about what we would look like or what we could look like under what we see as the worse possible condition - and that is none of our existing hotels are sold by the time we close - which we’re out doing some marketing on — that we sell none of the hotels in the portfolio that we’re buying in a contemporaneous close.

And that would leave us with a leverage level in the low 70’s and with some of the asset sales that we see out there. We see it as a real possibility that at the time of closing or shortly thereafter we could very well be in the high 60 percent as far as leverage is concerned.

So getting down below our policy limits of 60% within 12 months of closing does not seem to be a difficult process for us at all.

Participant 3:	And beyond just getting below your policy level, I mean longer term would you like to kind of get back to where you are currently?

ASHFORD HOSPITALITY TRUST
Moderator: Monty Bennett
01-19-07/8:00 am CT
Confirmation #2213427

Monty Bennett:	Oh I think that’s hard for us to say. It just really depends. We’ll have to keep an eye on what we think is prudent and rational. We’ll also have to keep an eye on what the rest of the market looks like.

We’re comfortable with higher leverage levels than our peers; however investors generally are not as comfortable with higher leverage levels in the REIT industry and specifically hospitality.

So we just need to flex what we think is best and also work towards what investors like to see. So you know I wouldn’t - it could be even lower than where we are now, so we just want to get back into our policy limit area.

Participant 3:	Okay and actually just two other questions. One is G&A costs. Can you give us a sense like what kind of incremental costs or total costs we should see for the company on a run rate basis? And then the second one is just what does this do for your dividend coverage in 2007?

Monty Bennett:	Sure. On the G&A, coverage we’ve modeled it internally - and we think the number is about $12 million and I’ll give you some components of that in a moment. But we’ve said in our release something like $12 to $15 million just to hedge our bets just in case, but we think $12 million or so should cover it.

And now that doesn’t include any stock grant amortizations or changing among that. That’s just kind of hard cash. That’s comprised primarily of what we’ve modeled for 20 new positions. We’re assembling all that information right now in a more detailed form than we have in the past.

We see maybe 8, 9 folks in accounting; upgrading the number of people in our active management division; and a few miscellaneous positions here and

ASHFORD HOSPITALITY TRUST
Moderator: Monty Bennett
01-19-07/8:00 am CT
Confirmation #2213427

there, but generally that’s about it. So it’s just increases in accounting and asset management.

And the other expenses are what you would expect, you know higher insurance costs, higher audit costs, higher public compliance costs - those kinds of things. But as you can see, it’s substantially below what was being run before this portfolio was bought.

As far as the dividend coverage, we believe that in the different scenarios that we’ve run we’ve taken what we see as a relatively worse case scenario and we shared dividend coverage for the 12 months after closing to be about 107% and for a reasonable scenario we see it to be you know higher than that, maybe 120% or so.

So it just depends - and I throw that number out there cautiously because we’re not giving earnings guidance and I don’t want anybody to think that by backing in that they can make some kind of prediction because it just really depends upon all of our financing and how that comes out and what assets we sell, etc.

So there’s just a lot of variables but as we looked at it in most examples - in most scenarios that we’ve run and in fact just about all the scenarios we’ve run we don’t see covering the dividend on a current basis to be a problem. Now let me add one more piece of information to that.

For that purpose maybe and also for covering our fixed expenses, at the time of closing we will have anywhere between $200 million to $350 million worth of liquidity of either cash or the ability to draw down on the credit facilities.

ASHFORD HOSPITALITY TRUST
Moderator: Monty Bennett
01-19-07/8:00 am CT
Confirmation #2213427

That is a substantial amount of liquidity, especially when you consider that the annual debt service for this portfolio - again if we don’t have any asset sales - there’s about $200 million per year. So we might have one to one and a half to maybe more than that times our annual debt service and credit ability on top of our coverage.

So we feel very confident about ongoing sustainability of this platform even if, heaven forbid, we were to go into recession or something else would happen.

Participant 3:	Okay. Thanks guys.

Monty Bennett:	Thank you.

Participant 4:	Hey guys. I guess first congratulations on getting the deal. A couple of quick questions — first, assuming that you guys don’t do any joint ventures or asset sales, the implied amount of equity is $775 million.

So as a percentage of total equity outstanding today it’s a big piece of it. Do you need for your charter your shareholder approval before you can consummate the transaction?

Monty Bennett:	No.

Participant 4:	Okay.

Monty Bennett:	Absolutely not and you know first of all we’re going to be selling assets and doing joint ventures. So you know I understand what you’re putting together I thought as a hypothetical, but you know we’re going to be looking at the capital markets and we’re going to take advantage of opportunities.

ASHFORD HOSPITALITY TRUST
Moderator: Monty Bennett
01-19-07/8:00 am CT
Confirmation #2213427

And so we haven’t set ourselves up to be in any position to be taken advantage of or having to do a transaction that’s tough for us or for our shareholders or non-economic and in fact, the terms we were able to negotiate with Wachovia, who really came to table at the transaction, did an excellent job for us are such that we’ve got a great platform and no gun to our head.

We don’t have a bridge loan that’s going to expire in a year or 18 months or anything like that. In fact, after this transaction, if you look at our debt maturity within the portfolio itself there’s some JV debt that’s going to mature in a couple of years that will have to be refinanced but right now those are financed at relatively low levels - 40-50%.

So that will be hard to replace on an asset-level basis. But then if you look beyond that to the rest of the portfolio it’s going to be five years before any debt starts coming due. So we’ve got plenty of time in order to affect our strategies.

Participant 4:	Perfect. Understood. Second question - knowing the (RFS) portfolio, etc. and you know having the - and just having heard a lot about above market contracts, can you guys kind of give us a sense of the number on the balance sheet - the above market at least obligation?

Monty Bennett:	Sure. Just to your point, the majority of these contracts are market, which are approximately 3% plus either that being it or 20% or so upside above owner’s priority. Some of the contracts are higher than that. As far as what that will do to our balance sheet when we mark those higher ones to market, I’m going to turn it over to Kimo. I don’t know if we’ve calculated that yet.

ASHFORD HOSPITALITY TRUST
Moderator: Monty Bennett
01-19-07/8:00 am CT
Confirmation #2213427

David Kimichik:	We don’t have a number yet and that’s something that we’ll have to work with our auditors on to come up with a number but I think there is a portion of the contracts that would be considered above market and we do a mark to market, but at this point I don’t want to throw out a number without running it by E and Y and getting them to sign off on it.

Participant 4:	Okay. Understood. So then I’m assuming that there’s no P and L impact calculated in the yield that you guys quoted then?

Monty Bennett:	That’s right. When we quoted all those stats, that’s not - that doesn’t - there’s no addition to those numbers or to the EBITDA for example from the amortization of these contracts or anything like that. Those are on purely I guess economic basis if that’s what you might want to say about it.

David Kimichik:	Let me give you a little color too in the magnitude of the management cost for the portfolio. The run rate is currently about 4.2 to 4.5% of gross revenues. So you can see based on what the bases typically is how much the impact is.

Participant 4:	Understood. And just a last question guys. Can you give us what the term loan amount is within the total financing?

Monty Bennett:	When you speak of the term loan you mean the ...

Participant 4:	The Wachovia term - I think you ...

Doug Kessler:	The Wachovia structure is a combination of multiple financing products that they’re offering including CMBS financing that’s either five or ten year and, you know, how that gets sized as an example is dependent upon which assets we decide to either keep floating, which we may target for sale or joint venture, or what we want to put into a more fixed rate financing.

ASHFORD HOSPITALITY TRUST
Moderator: Monty Bennett
01-19-07/8:00 am CT
Confirmation #2213427

I mean, again, Wachovia has done a great job of keeping these buckets open for re-engineering some of the allocations. When you look at the term loan component, that potentially gets sized depending upon, once again, either assets that we sell or we decide to hold longer term.

It’s kind of the default bucket, if you will, in terms of whatever we don’t want to do fixed rate goes into kind of a shorter term hold structure. So that, you know, could be in the size of anywhere from zero potentially to $300 million or so.

Participant 4:	Got it. Fantastic. Thank you very much.

Monty Bennett:	All right.

Participant 5:	Just in terms of de-leveraging there’s been a lot of talk. Was there any opportunity to off-lay some of the hotels to Morgan Stanley or were they just interested in those eight hotels? And then was there any interest on Ashford’s part for those eight?

Monty Bennett:	We had ongoing discussions with Morgan Stanley about the eight versus our portfolio and in the course of this transaction we were paired with Morgan Stanley. We came together with them relatively late in the transaction and so we found it easier instead of trying to do a lot of horse trading among those two portfolios just to keep what we’ve got.

I suppose if we started all over and had to do it a different way maybe there’d be one or two assets that we’d trade on either side. But I’d say by and large both sides are very, very happy with their existing portfolios.

ASHFORD HOSPITALITY TRUST
Moderator: Monty Bennett
01-19-07/8:00 am CT
Confirmation #2213427

Now I don’t know that either side would trade any of them, frankly. I’m just kind of speculating here. Both sides are very, very happy with the portfolios that we’ve got.

Participant 5:	All right. Thanks.

Participant 6:	A couple of things to clarify when you talked about the dividend coverage and how well you’d cover the dividend, were you talking about a FAD or an AFFO coverage of the dividend or an FFO coverage?

Monty Bennett:	We were talking about a FAD or CAD coverage after our reserve.

Participant 6:	Okay. And reserve being calculated as what percentage of revenue overall?

Monty Bennett:	Whatever’s - if a management contract doesn’t specifically state a reserve, we use 4%. So it’s whatever is stated in the management contracts of our managers, which is sometimes as high as 5% or 4%. The average is about 4.5% I believe.

Participant 6:	Okay. And then a similar question just to make sure I understand what you’re speaking of when you talk about leverage ratios potentially being in the low 70’s or the high 60’s.

And with a goal to bring that down below 60% within one year of closing through the various ways that you could do that, do you mean debt to total market capitalization or how exactly do you define that leverage ratio?

Monty Bennett:	Right now in my terminology I’m using debt to TEV. Now of course that might change depending on where the stock price moves, etc., but that’s the

ASHFORD HOSPITALITY TRUST
Moderator: Monty Bennett
01-19-07/8:00 am CT
Confirmation #2213427

kind of debt levels that we’re - that’s the terminology that we’re using right now.

Participant 6:	Okay, so that leverage calculation would exclude preferred stock?

Monty Bennett:	That leverage calculation excludes preferred.

Participant 6:	Okay. And then just one last question. On the portfolio, the press release I believe does say the average age of the portfolio is 14-1/2 years and if I understood what you said for two years you do expect to spend somewhat more than a 4.5% maintenance reserve. $55 million in the first year and some amount in the second year, after which you believe the portfolio will be in good condition? Is that correct?

Monty Bennett:	That’s true, but I don’t want to say that we’ll be down at 4.5% going forward. The long term keep up rate of hotel assets is above 4.5%, but we’ve got a little bit of an extra capex coming in these first couple of years at about $55 million each.

Participant 6:	Okay. So would it be correct to say that there’s perhaps $100 million of deferred maintenance in the portfolio?

Monty Bennett:	Oh I don’t know if it’s deferred maintenance because these assets are in relatively decent shape. You know they’re more like soft goods renovations and the like. Deferred maintenance I typically think of as a roof that leaks or elevators that don’t work and things like that.

Participant 6:	Okay. Thanks very much.

Monty Bennett:	Thanks.

ASHFORD HOSPITALITY TRUST
Moderator: Monty Bennett
01-19-07/8:00 am CT
Confirmation #2213427

Operator:	And as a reminder it’s star one if you have a question.

Participant 7:	Great. Thanks. There’s about - could you maybe describe a little bit I mean you said you paired up with Morgan Stanley a little late in the process. Could you describe kind of the number of bidders and how you arrived at ending up being paired off with Morgan Stanley?

Monty Bennett:	We can’t really comment on the number of bidders because we don’t know for certain, nor do we have clear information as to who the other bidders were.

Participant 7:	Okay, but as far as time to close then, are we looking at four or five, or three or four months, I guess?

Monty Bennett:	We intend to close in the second quarter. CHR has to go through a proxy and shareholder vote process so I’m sure they’ll be kicking that off right away.

Participant 7:	Okay. Following the close then, when will we get then kind of the portfolio as we’d like it and kind of when will you guys identify assets held for sale? Will it be right after that or...

Monty Bennett:	I think in terms of any sort of transaction during the interim that we are working on, you’ll get information as that becomes available. In terms of assets held for sale, I think, Kimo do you want to touch on that?

David Kimichik:	You know, we’ve talked about selling some of our existing portfolio. Obviously we’ve identified those assets that are held for sale and will be going through a process with the new portfolio of separating out the assets that we think are short-term holds.

ASHFORD HOSPITALITY TRUST
Moderator: Monty Bennett
01-19-07/8:00 am CT
Confirmation #2213427

Participant 7:	Okay. And the last question just so I’m clear on the 35 cents that you mentioned potential accretion. That was under the maximum leverage scenario, is that how you got that?

Monty Bennett:	Yes.

Participant 7:	Okay. Thank you.

Operator:	At this time we have no further questions. I would like to provide everyone one final chance to signal for questions today. Once again, please press star one for a question and we will pause for just a brief moment. There are no further questions. I would like to turn the conference back over to Mr. Bennett for a closing remarks.

Monty Bennett:	Thank you. Before I jump off the line I want to emphasize the broad reasons why we think this transaction is attractive. One, its quality. This is a very high quality group of assets. Like I mentioned earlier, a group of assets that we haven’t seen in a long time come to market as far as quality level.

Two, is value. We’re buying these assets at an attractive price per key of a combined $177,000, which breaks down to about $125,000 for this high end select service portfolio and $215,000 for the full service portfolio, which again we think is very attractive.

And thirdly, economics - the economics of this transaction are compelling with a trailing NOI cap rate that’s 7.0% and a forward EBITDA yield multiple of about 11.1 times. When we close we think that all those are very, very compelling economic statistics.

ASHFORD HOSPITALITY TRUST
Moderator: Monty Bennett
01-19-07/8:00 am CT
Confirmation #2213427

In conclusion, thank you for your participation on today’s call and we hope you share our enthusiasm for this compelling transaction. We will be available today for any direct follow-up questions you might have and would welcome more discussions with you. Thank you.

Operator:	Thank you. And once again that will conclude today’s conference. We thank you for your participation and you may disconnect at this time
END